AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MSO MEDICAL, INC.,

NATIONAL SUPERSTARS, INC.,

NSPS MERGER SUB, INC.

AND

MSO HOLDINGS, INC.

DATED AS OF JANUARY 4, 2005

i

4.2.	Authority to Execute and Perform Agreement	14
4.3.	Binding Effect	14
4.4.	Capitalization	15
4.5.	Vote Required; Board Approval	16
4.6.	SEC Reports and Financial Statements	16
4.7.	No Material Adverse Change	16
4.8.	Litigation	17
4.9.	Title to Properties; Absence of Liens	17
4.10.	Compliance with Laws	17
4.11.	Intellectual Property	17
4.12.	Non-Contravention	18
4.13.	Consents and Approvals	18
4.14.	Employee Benefit Plans; ERISA	18
4.15.	Parent Material Contracts	19
4.16.	Taxes	19
4.17.	Environmental Matters	21
4.18.	Real Property	21
4.19.	Broker's Fees	21
4.20.	Insurance	22
4.21.	Labor Matters	22
4.22.	Articles of Incorporation, Bylaws, and Minute Books	22
4.23.	Full Disclosure	22
ARTICLE V	ADDITIONAL AGREEMENTS OF THE PARTIES	22
5.1.	Cash Deposit	22
5.2.	Assumption of Options, Option Plan and Warrants	23
5.3.	Actions of the Parent Pending Closing	23
5.4.	Company Stockholder Approval	25
5.5.	Parent and Merger Sub Stockholder Approval; Information Statement	25
5.6.	Efforts; Consents	26
5.7.	Filing of Tax Returns; Payment of Taxes	26
5.8.	Confidentiality	26
5.9.	Notification of Certain Matters	27
5.10.	Non-Solicitation	27
5.11.	Further Assurances	28
5.12.	Public Disclosure	28
5.13	Board of Directors	28
5.14.	Amended and Restated Stockholder Agreement and Amended and Restated Registration
	Rights Agreement	29
5.15.	Piggy-back Registration Rights	29
5.16.	Reincorporation	29
ARTICLE VI	CONDITIONS TO CLOSING	29
6.1.	Conditions to Each Party's Obligations to Consummate the Transactions	29
6.2.	Conditions to Obligations of the Company to Consummate the Transactions	30

ii

6.3.	Conditions to Obligations of Parent and Merger Sub to Consummate the Transactions	31
ARTICLE VII	TERMINATION	32
7.1.	Termination	32
7.2.	Effect of Termination	33
7.3.	Expenses; Termination Fees	33
ARTICLE VIII	MISCELLANEOUS	34
8.1.	Certain Definitions; Rules of Construction	34
8.2.	No Survival of Representation and Warranties	38
8.3.	Waivers and Amendments	38
8.4.	GOVERNING LAW	39
8.5.	Notices	39
8.6.	Section Headings	40
8.7.	Counterparts	40
8.8.	Assignments	40
8.9.	Entire Agreement; Enforceability	40
8.10.	Severability	40
EXHIBIT A	COMPANY STOCKHOLDER LIST	A-1
EXHIBIT B	RESTATED BYLAWS	B-1

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 4, 2005, is entered into by and among MSO Medical, Inc., a Delaware corporation (the “Company”), National Superstars, Inc., a Nevada corporation (“National Superstars”), MSO Holdings, Inc., a Delaware corporation (“Holdings”) NSPS Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdings (“Merger Sub”). For purposes of this Agreement, the term “Parent” shall refer to National Superstars prior to the Reincorporation Date and shall refer to Holdings after the Reincorporation Date.

W I T N E S S E T H :

        WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), on the terms and conditions contained herein and in accordance with the Nevada General Corporation Law (the “NGCL”) and the Delaware General Corporation Law (the “DGCL”), and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective corporations and stockholders.

        WHEREAS, prior to the Closing, National Superstars will merge with and into MSO Holdings, Inc. for the sole purpose of changing National Superstars’ place of domicile from Nevada to Delaware (the “Reincorporation”). The date on which such merger shall become effective shall be referred to as the “Reincorporation Date.”

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) and Section 351 of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 and Section 351 of the Code.

        NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1.    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL and in accordance with this Agreement, and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”), and shall continue under the laws of Delaware. As a result of the Merger, the Company shall become a direct, wholly-owned subsidiary of Parent.

        1.2.    Closing; Effective Time. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the Merger (the “Closing”), shall take place at the offices of Foley & Lardner LLP, 402 W. Broadway, 23rd Floor, San Diego, CA 92101, as soon as practicable (but not later than 5 Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective as of the date and at such time (the “Effective Time”) as the Certificate of Merger is filed with the Secretary of State of the State of Delaware with respect to the Merger.

        1.3.    Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4.    Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, until amended or repealed in accordance with the terms thereof and with Applicable Laws.

        1.5.    Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Laws.

        1.6.    Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; CASH DIVIDEND

        2.1.    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company (each a “Company Stockholder,” and collectively, the “Company Stockholders”):

            (a)     Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

            (b)     Each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares (as defined in Section 2.4), shall be converted into the right to receive 1.5344578 shares of common stock, par value $ 0.001 per share, of the Parent rounded up to the nearest whole share (the “Parent Common Stock”), payable to the registered holder thereof, upon satisfaction of the exchange procedures set forth in this Article II. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each registered holder of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (defined in Section 2.2 below).

            (c)     Each issued and outstanding share of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”), other than Dissenting Shares (as defined in Section 2.4), shall be converted into the right to receive 1.5344578 shares of Series A Preferred Stock, par value $ 0.001 per share, of the Parent rounded up to the nearest whole share (the “Parent Preferred Stock”), payable to the registered holder thereof, upon satisfaction of the exchange procedures set forth in this Article II. At the Effective Time, all such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each registered holder of shares of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (defined in Section 2.2 below).

        2.2.    Exchange of Certificates.

            (a)     Immediately prior to the Closing, Parent shall deposit, or shall cause to be deposited, with Foley & Lardner LLP (the “Exchange Agent), for the benefit of the Company Stockholders certificates in the names of the individuals and entities set forth on Exhibit A evidencing such number of whole shares of Parent Common Stock or Parent Preferred Stock, as the case may be, set forth next to such Stockholders’ name on Exhibit A to be exchanged in accordance with this Article II. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time evidenced outstanding Company Common Stock or Company Preferred Stock, as the case may be, (collectively, the “Company Certificates”) other than Dissenting Shares (if applicable), a letter of transmittal containing instructions for use in effecting the surrender of such Company Certificates to the Exchange Agent in exchange for certificates evidencing the relevant number of shares of Parent Common Stock or Parent Preferred Stock, as the case may be. Upon due surrender of such Company Certificates, each such Company Stockholder will be entitled to receive certificates evidencing a number of shares of Parent Common Stock or Parent Preferred Stock, as the case may be, set forth opposite such Company Stockholder’s name on Exhibit A, (the “Merger Consideration”), and the Company Certificate so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 2.2, each Company Certificate evidencing Company Common Stock or Company Preferred Stock shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration. No interest shall be paid on the Merger Consideration. All shares of Parent Common Stock and Parent Preferred Stock issued upon exchange of the shares of Company Common Stock and Company Preferred Stock, as the case may be, in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as the case may be.

            (b)     It is understood that the certificates evidencing the Parent Common Stock and Parent Preferred Stock will bear the legends set forth below:

                (i)    The Securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any other jurisdictions. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws.

                (ii)     Any legend required by the Amended and Restated Stockholders Agreement.

The legend set forth in (i) above shall be removed by Parent from any certificate evidencing such Parent Common Stock or Parent Preferred Stock upon delivery to the Parent of an opinion by counsel, reasonably satisfactory to the Parent, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued such Parent Common Stock or Parent Preferred Stock.

        2.3.    Treatment of Options and Warrants.

            (a)     At the Effective Time, Parent shall assume: (i) all outstanding options to purchase capital stock of the Company, including, without limitation, all rights and obligations related thereto (the “Options”) in accordance with the terms of the applicable Option and (ii) the Company’s 2004 Equity Incentive Plan, each in accordance with Section 5.2 hereof.

            (b)     At the Effective Time, Parent shall assume all outstanding warrants to purchase capital stock of the Company, including, without limitation, all rights and obligations related thereto (the “Warrants”) in accordance with the terms of the applicable Warrant in accordance with Section 5.2 hereof.

        2.4.    Dissenting Shares. Notwithstanding anything contained in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock, as the case may be, that are held by any Company Stockholder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal rights in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his or her rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration.

        2.5.    Cash Payment.

            (a)     Prior to the Closing, Parent and the Company shall mutually agree upon a bank or trust company or other entity to act as escrow and disbursing agent (the “Disbursing Agent”) with respect to the Cash Deposit described in Section 5.1 hereof and the distribution of a cash payment to the shareholders of Parent who are shareholders of Parent on the date the shareholders of Parent approve the Reincorporation and Restated Bylaws (the “Parent Shareholders”) in accordance with this Section 2.5 (the “Cash Payment”) and shall enter into an escrow agreement reasonably acceptable to the parties hereto and Disbursing Agent for the purposes of carrying out the transactions contemplated hereby (the “Escrow Agreement”). At the Closing, the Company shall deposit into an account maintained by the Disbursing Agent an amount equal to $280,000, such amount to be distributed to the Parent Shareholders pro rata as the Cash Payment as set forth in this Section 2.5, subject to subsection (b) below. The Disbursing Agent shall hold such amount in an interest bearing account at a nationally recognized banking institution. Subject to subsection (b) below, on the date that is ninety-one (91) days after the Closing Date, Parent shall cause the Disbursing Agent to mail to each Parent Shareholder a check in the amount of such Parent Shareholders’ pro rata portion of the Cash Payment to the last known address of such Parent Shareholder set forth in the Parent’s records or the records of the Parent’s transfer agent. If after one (1) year after the Effective Time, any such check issued in accordance with this Section 2.5 has not been cashed or otherwise negotiated, Disbursing Agent shall cancel such check and distribute any remaining funds, including any interest, left in the account maintained by Disbursing Agent to the Parent. Thereafter, the Parent Shareholders shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Cash Payment that may be payable to them. If the Cash Payment is not paid in full prior to five (5) years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat to or become the property of any governmental unit or agency), the remaining unpaid amount of the Cash Payment, to the extent permitted by applicable law, shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable for any amount of the Cash Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

        (b)     Parent and Merger Sub acknowledge and agree that it is the intent of the Company to enter into a transaction with an entity or entities that is or are free of any and all Liabilities or Liens other than as disclosed in the SEC Reports. Therefore, Parent and Merger Sub further acknowledge and agree that the entire amount of the Cash Payment shall be held in escrow by the Disbursing Agent for a period of ninety (90) days after the Closing Date and that if any Claim is made against Parent within such ninety (90) day period by any third party and such Claim arises from or is otherwise related to any matter or act that took place prior to the Closing Date (each, a “Parent Claim, “collectively, the “Parent Claims”), then Parent shall notify the Principal Parent Shareholder of such Parent Claims and shall be entitled to instruct the Disbursing Agent to withhold (and ultimately to apply to the defense and resolution of such Claim(s) as directed by the Parent) an amount of the Cash Payment equal to the amount necessary to satisfy or otherwise offset such Parent Claims, including, without limitation an allocation for reasonable legal and/or other professional fees and expenses expected to be incurred in defending or resolving such Parent Claims (the “Professional Fees”), all as determined in good faith by the Board of Directors of the Parent. For avoidance of doubt, the parties acknowledge and agree that the Cash Deposit contemplated by Section 5.1 hereof shall not be included within the amount of the Cash Payment to be held in escrow after the Closing Date and such Cash Deposit shall not be subject to this subsection (b) but rather shall be distributed in accordance with Section 5.1 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIESOF
THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1.    Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company (collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect,” as used in this Agreement, shall mean any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of the Company and the Company Subsidiaries, taken as a whole.

        3.2.    Authority to Execute and Perform Agreement. The Company has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Transactions”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action.

        3.3.    Binding Effect. This Agreement has been validly executed and delivered by the Company and, assuming the due execution and delivery hereof by National Superstars, Holdings and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

        3.4.    Capitalization.

            (a)     As of the date hereof, (i) 25,000,000 shares of common stock, par value $0.001 per share, of the Company are authorized, of which 5,000,000 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 15,000,000 shares of preferred stock, par value $0.001 per share, of the Company are authorized, of which 12,500,000 are designated Series A Convertible Preferred Stock, of which 8,173,743 shares of Series A Convertible Preferred Stock are issued and outstanding, all of which are validly issued fully paid and non-assessable. The Company has no other authorized, issued or outstanding class of capital stock.

            (b)     There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company or any Company Subsidiary, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock of the Company or any Company Subsidiary and no such convertible or exchangeable securities or obligations are outstanding, other than (a) 750,000 shares of common stock of the Company reserved for issuance pursuant to the Company’s 2004 Equity Incentive Plan, (b) warrants to purchase 930,849 shares of common stock of the Company, and (c) 851,064 shares of Series A Convertible Preferred Stock of the Company reserved for issuance to the former noteholders and members of Reimbursement Specialists, LLC (“RS”), the issuance of which is subject to the achievement of certain earnout milestones set forth in the documents governing the acquisition of RS by the Company.

        3.5.    Vote Required; Board Approval. The only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger is (i) the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company and preferred stock of the Company, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock of the Company voting as a separate class. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the DGCL.

        3.6.    Financial Statements.

            (a)     The consolidated financial statements of the Company and the Company Subsidiaries and any notes related thereto comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

            (b)     Except as set forth on Schedule 3.6, neither the Company nor any of the Company Subsidiaries have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”), that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of the Company. Except as set forth on Schedule 3.6, neither the Company nor any Company Subsidiary has any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities which are reasonably likely to have a Company Material Adverse Effect.

        3.7.    No Material Adverse Change. Except as set forth on Schedule 3.7, since June 30, 2004, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, operations or condition (financial or otherwise) of the Company or any of the Company Subsidiaries which has resulted or reasonably could be expected to result in or which the Company or any Company Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has any Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise) of the Company or any of the Company Subsidiaries, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company or any Company Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect.

        3.8.    Litigation. Except as set forth on Schedule 3.8, there are no judicial, governmental, administrative or arbitral actions, suits or proceedings or investigations (collectively, “Legal Proceedings”) pending or, to the Knowledge of the Company or any Company Subsidiary, threatened against or involving the Company, any Company Subsidiary, or any of their respective property or assets. Except as set forth on Schedule 3.8, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any Company Subsidiary.

        3.9.    Title to Properties; Absence of Liens. The Company and each Company Subsidiary has good title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except (i) for Liens set forth on Schedule 3.9 hereto, (ii) for Liens for Taxes not yet due and payable or which the Company or any Company Subsidiary is contesting in good faith and for which adequate reserves have been established, (iii) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (iv) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, “Permitted Liens”).

        3.10.    Compliance with Laws. Neither the Company nor any Company Subsidiary is in violation of, default under, or conflict with, any applicable order, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, “Orders”) or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.11.    Intellectual Property. Schedule 3.11 sets forth all material Intellectual Property owned by the Company or any Company Subsidiary, all applications for any of the foregoing, and all material permits, grants and licenses relating to any of the foregoing under which the Company or any Company Subsidiary is a licensee or a licensor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis. Except as set forth on Schedule 3.11: (i) none of the Intellectual Property owned by the Company, or products or services owned, used, sold or licensed by the Company or any Company Subsidiary infringes upon or otherwise violates any intellectual property rights of any third party and to the Knowledge of the Company and the Company Subsidiaries, no other Person’s operations conflict with the use and registration of the Intellectual Property of the Company; (ii) as of the date hereof, no litigation is pending, neither the Company nor any Company Subsidiary has received written notice of any Claim contesting the right of the Company or any Company Subsidiary to use or sell, license or make available to any Person any of the Company’s products or services, and to the Knowledge of the Company and the Company Subsidiaries, threatened against or by the Company or any Company Subsidiary claiming a conflict by the Company or any of the Company Subsidiaries with the Intellectual Property; (iii) neither the Company nor any of the Company Subsidiaries has notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the Intellectual Property of the Company, and neither the Company nor any of the Company Subsidiaries has any Knowledge of or any reasonable basis for any charge or claim that any third party is infringing or violating the Intellectual Property of the Company or any Company Subsidiary; and (iv) the Company and the Company Subsidiaries own the Intellectual Property free of the Company and clear of all Liens.

        3.12.    Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Transactions by the Company will not (i) violate or conflict with any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Company or equivalent organizational documents of any Company Subsidiary, (ii) except as set forth on Schedule 3.12 and subject to obtaining the consents, approvals and authorizations or making such filings or giving such notices referred to in Section 3.13 and on Schedule 3.13, materially violate, conflict with or result in the breach of any provision of, or result in a modification of or otherwise entitle any party to terminate, accelerate, amend, cancel or constitute (whether after the filing of notice or lapse of time or both) a default under or impair or alter the rights of the Company, any Company Subsidiary or any third party under, any Material Contract to which the Company or any Company Subsidiary is a party or by which or to which any of the Company’s or any of the Company Subsidiaries’ assets or properties may be bound or subject (each, a “Company Material Contract”), (iii) subject to the exceptions set forth in Section 3.13 and on Schedule 3.13, materially violate any Applicable Laws, (iv) materially violate or result in the revocation or suspension of any Permit or (v) result in the creation or imposition of any material Lien upon any of the property or assets of the Company or any of the Company Subsidiaries pursuant to any provision of, any contract or Lien.

        3.13.    Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 3.13, (ii) applicable requirements of the Securities Act, the Exchange Act or state securities or “blue sky” laws (“Blue Sky Laws”), and (iii) the Certificate of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company of the Transactions.

        3.14.    Employee Benefit Plans; ERISA.

            (a)     Set forth on Schedule 3.14 is a true and complete list of each Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to by the Company or any Company Subsidiary, in which present or former employees of the Company or any Company Subsidiary participate, or with respect to which the Company or any of the Company Subsidiaries has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

            (b)     Except as disclosed on Schedule 3.14: (A) each of the Company’s Benefit Plans and each Company Subsidiary’s Benefit Plans have been maintained and are in compliance with the terms of such Benefit Plans and all Applicable Laws, including, without limitation, the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) each of the Company’s Benefit Plans and each Company Subsidiary’s Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code have been determined by the Internal Revenue Service (the “IRS”) to be so qualified and, to the Knowledge of the Company, and the Company Subsidiaries, no event or circumstance has occurred since the date of such determination which would jeopardize the qualification of any of the Company’s Benefit Plans or any Company Subsidiary’s Benefit Plans; and (C) none of the Company’s Benefit Plans or Company Subsidiary’s Benefit Plans is subject to Title IV of ERISA.

        3.15.    Company Material Contracts. Neither the Company nor any Company Subsidiary is in default under any Company Material Contract, nor to the Knowledge of the Company and the Company Subsidiaries, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of the Company and the Company Subsidiaries, no other party to any such Company Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as separately identified on Schedule 3.15, no approval or consent of any person is needed in order that the contracts and other agreements set forth or required to be set forth on Schedule 3.15 or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

        3.16.    Taxes. Except as set forth in Schedule 3.16:

            (a)    Filing of Tax Returns. The Company and each Company Subsidiary have timely filed, or have had timely filed on their behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Company and each Company Subsidiary have not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no claim has ever been made by any Taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns, or has Tax Returns filed on their behalf, that they are or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

            (b)    Payment of Taxes. All Taxes owed by the Company and each Company Subsidiary (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on their respective books and/or records have been established. The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company and each Company Subsidiary (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company’s and each Company Subsidiary’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Company Subsidiary in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Company and each Company Subsidiary in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

            (c)    Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of the Company or any Company Subsidiary either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company or any Company Subsidiary has Knowledge. There is no currently pending audit of any Tax Return of the Company or any Company Subsidiary by any Taxing authority, and neither the Company nor any Company Subsidiary has ever been notified in writing that any Taxing authority intends to audit any Tax Return of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

            (d)    Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company or any Company Subsidiary.

            (e)    Tax Elections. The Company and each Company Subsidiary (i) have not agreed, or are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) have not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) are not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) have not made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under §280G and §162(m) of the Code; and (v) have not made any of the foregoing elections or are required to apply any of the foregoing rules under any comparable state or local income Tax provision.

            (f)    Prior Affiliated Groups. The Company and each Company Subsidiary (A) have never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Company) and (B) do not have any liability for the Taxes of any person (other than any of the Company and the Company Subsidiaries) under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (g)    Tax Sharing Agreements. Neither the Company nor any Company Subsidiary is a party to any Tax allocation, indemnity or sharing or similar agreement.

            (h)    Section 355. Neither the Company nor any Company Subsidiary has distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

            (i)    Partnerships. Neither the Company nor any Company Subsidiary owns an interest in a partnership for Tax purposes.

        3.17.    Environmental Matters. Except as set forth on Schedule 3.17: (i) the Company and each Company Subsidiary are in compliance in all material respects with applicable Environmental Laws; (ii) the Company and each Company Subsidiary have all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company or any Company Subsidiary which have given rise to or are reasonably likely to give rise to any material liability on the part of the Company or any Company Subsidiary under any Environmental Law; (iv) neither the Company nor any Company Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or any Company Subsidiary or the use of any property or facility by the Company or any Company Subsidiary, or to the Knowledge of Company and all Company Subsidiaries, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body; and (vi) to the Knowledge of the Company and the Company Subsidiaries, no asbestos containing materials or polychlorinated biphenyl or underground storage tank is contained in or located at any facility now or previously owned or leased by the Company or any Company Subsidiary.

        3.18.    Real Property.

            (a)     Neither the Company nor any Company Subsidiary owns, or has owned, any real property or any interest in any real property.

            (b)     Schedule 3.18 sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the “Company Real Property Leases”) under which the Company or any Company Subsidiary uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Company Real Property Leases being hereinafter referred to as the “Company Leased Real Property”). Each Company Real Property Lease is valid, binding and in full force and effect, and as of the Closing, all amounts owing pursuant to the Company Real Property Leases will have been paid in full.

        3.19.    Broker’s Fees. Except as set forth on Schedule 3.19, no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or Company Subsidiary.

        3.20.    Insurance. The Company and the Company Subsidiaries maintain insurance policies against all risks and liabilities to an extent and in a manner customarily insured against by persons operating comparable properties, assets or businesses in the same geographic locations. Neither the Company nor any of the Company Subsidiaries has any Knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Company or any of the Company Subsidiaries which will not be fully covered by such policies. Neither the Company nor any of the Company Subsidiaries has received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future.

        3.21.    Labor Matters. The Company and each of the Company Subsidiaries is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of the Company and the Company Subsidiaries, no application for certification of a collective bargaining agent is pending. The Company and each of the Company Subsidiaries is in compliance with all Applicable Laws applicable to the Company and each of the Company Subsidiaries affecting employment practices and terms and conditions of employment.

        3.22.    Full Disclosure. This Agreement (including the disclosure schedules) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIESOF
PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, hereby represent and warrant to the Company as follows:

        4.1.    Organization and Qualification; Subsidiaries. Parent and each Subsidiary of the Parent, including, without limitation, Merger Sub (collectively, the “Parent Subsidiaries”) is a corporation, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect,” as used in this Agreement, shall mean any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of the Parent and the Parent Subsidiaries, taken as a whole. Merger Sub is the wholly-owned Subsidiary of Parent, and except for activities incident to or contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever.

        4.2.    Authority to Execute and Perform Agreement. Each of the Parent and Merger Sub has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action.

        4.3.    Binding Effect. This Agreement has been validly executed and delivered by the Parent and Merger Sub and, assuming the due execution and delivery hereof by the Company and Holdings, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

        4.4.    Capitalization.

            (a)     As of the date hereof, (i) 100,000,000 shares of common stock, par value $0.001 per share, of Parent are authorized, of which 59,980,000 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. The Parent has no other authorized, issued or outstanding class of capital stock. Immediately prior to the Closing and after the Reincorporation (giving effect to the Reincorporation and the exchange of shares effected thereby) 35,000,000 shares of common stock, par value $0.001 per share, will be authorized, of which 367,000 shares will be issued and outstanding, all of which will be fully paid and non-assessable, and 15,000,000 shares of preferred stock, par value $0.001 per share, of Parent will be authorized, all of which will be designated Series A Convertible Preferred Stock, none of which will be issued or outstanding.

            (b)     Immediately after giving effect to the Merger, Parent will own free and clear of any Liens all of the outstanding capital stock of the Surviving Corporation. Except as set forth in Schedule 4.4, there are no obligations, contingent or otherwise, of the Parent or Merger Sub, to repurchase, redeem or acquire shares of the Parent or Merger Sub.

            (c)     There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Parent or Merger Sub, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Parent or Merger Sub, any shares of capital stock of the Parent or Merger Sub and no such convertible or exchangeable securities or obligations are outstanding.

            (d)     Each outstanding share of capital stock of each of Merger Sub is validly issued, fully paid and non-assessable and each such share owned by the Parent is free and clear of Liens.

            (e)     The outstanding shares of the capital stock of the Parent and Merger Sub have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act or in compliance with applicable exemptions therefrom, the registration and qualification requirements of all applicable securities laws of states of the United States.

            (f)     The Parent Common Stock and Parent Preferred Stock, when paid for and then issued, as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Transaction Documents.

        4.5.    Vote Required; Board Approval. The only vote of the holders of any class or series of the Parent’s capital stock necessary to affect the Merger is the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Parent approving (i) the Reincorporation, and (ii) the Restated Bylaws. The Board of Directors of each of Parent and Merger Sub, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Reincorporation, the Merger, the Restated Bylaws and the Transactions in accordance with the requirements of the NGCL and DGCL.

        4.6.    SEC Reports and Financial Statements.

            (a)     Each form, report, schedule, registration statement, proxy statement, information statement, exhibit and any other document filed by the Parent with the Securities and Exchange Commission (the “SEC”) since January 1, 1999 (as such documents have been amended prior to the date hereof, the “SEC Reports”), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act. None of the SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof.

            (b)     The consolidated financial statements of the Parent included in such SEC Reports and any notes related thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

            (c)     Except as set forth on Schedule 4.6, neither the Parent nor any of the Parent Subsidiaries have any direct or indirect Liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of Parent. Except as set forth on Schedule 4.6, neither the Parent nor any Parent Subsidiary has any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities which are reasonably likely to have a Parent Material Adverse Effect.

        4.7.    No Material Adverse Change. Except as set forth on Schedule 4.7, since June 30, 2004, each of the Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, operations or condition (financial or otherwise) of the Parent or any of the Parent Subsidiaries which has resulted or reasonably could be expected to result in or which the Parent or any Parent Subsidiary has reason to believe could reasonably be expected to result in a Parent Material Adverse Effect, and neither the Parent nor any of the Parent Subsidiaries has any Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise) of the Parent or any of the Parent Subsidiaries, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Parent or any Parent Subsidiary has reason to believe could reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth on Schedule 4.7, from June 30, 2004, neither the Parent nor any of the Parent Subsidiaries has taken, directly or indirectly, any of the actions identified in Section 5.3.

        4.8.    Litigation. Except as set forth on Schedule 4.8, there are no Legal Proceedings pending or, to the Knowledge of the Parent or any Parent Subsidiary, threatened against or involving the Parent, any Parent Subsidiary, or any of their respective property or assets. Except as set forth on Schedule 4.8, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Parent or any Parent Subsidiary.

        4.9.    Title to Properties; Absence of Liens. The Parent and each Parent Subsidiary has good title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except (i) for Liens set forth on Schedule 4.9 hereto, (ii) for Liens for Taxes not yet due and payable or which the Parent or any Parent Subsidiary is contesting in good faith and for which adequate reserves have been established, (iii) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (iv) Permitted Liens.

        4.10.    Compliance with Laws. Neither the Parent nor any Parent Subsidiary is in violation of, default under, or conflict with, any applicable Order or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.11.    Intellectual Property. Schedule 4.11 sets forth all material Intellectual Property owned by the Parent or any Parent Subsidiary, all applications for any of the foregoing, and all material permits, grants and licenses relating to any of the foregoing under which the Parent or any Parent Subsidiary is a licensee or a licensor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis. Except as set forth on Schedule 4.11: (i) none of the Intellectual Property owned by the Parent or any Parent Subsidiary, products or services owned, used, sold or licensed by the Parent or any Parent Subsidiary infringes upon or otherwise violates any intellectual property rights of others and to the Knowledge of the Parent and the Parent Subsidiaries, no other person’s, firm’s or corporation’s operations conflict with the use and registration of the Intellectual Property of Parent; (ii) as of the date hereof, no litigation is pending, neither the Parent nor any Parent Subsidiary has received written notice of any Claim contesting the right of the Parent or any Parent Subsidiary to use or sell, license or make available to any Person any of the Parent’s products or services, and to the Knowledge of the Parent and the Parent Subsidiaries, threatened against or by the Parent or any Parent Subsidiary claiming a conflict by the Parent or any of the Parent Subsidiaries with the Intellectual Property; (iii) neither the Parent nor any of the Parent Subsidiaries has notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the Intellectual Property listed on Schedule 4.11, and neither the Parent nor any of the Parent Subsidiaries has any Knowledge of or any reasonable basis for any charge or claim that any third party is infringing or violating the Intellectual Property of the Parent or any Parent Subsidiary, and (iv) the Parent and the Parent Subsidiaries own the Intellectual Property of Parent or Parent Subsidiary free and clear of all Liens.

        4.12.    Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by the Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, and the consummation of the Transactions by the Parent will not (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Parent and Merger Sub or equivalent organizational documents of any other Parent Subsidiary, (ii) except as set forth on Schedule 4.12 and subject to obtaining the consents, approvals and authorizations or making such filings or giving such notices referred to in Section 4.13 and on Schedule 4.13, materially violate, conflict with or result in the breach of any provision of, or result in a modification of or otherwise entitle any party to terminate, accelerate, amend, cancel or constitute (whether after the filing of notice or lapse of time or both) a default under or impair or alter the rights of the Parent, any Parent Subsidiary or any third party under, any Material Contract to which the Parent or any Parent Subsidiary is a party or by which or to which any of the Parent’s or any of the Parent Subsidiaries’ assets or properties may be bound or subject (each, a “Parent Material Contract”), (iii) subject to the exceptions set forth in Section 4.13 and on Schedule 4.13, materially violate any Applicable Laws, (iv) materially violate or result in the revocation or suspension of any Permit or (v) result in the creation or imposition of any material Lien upon any of the property or assets of the Parent or any of the Parent Subsidiaries pursuant to any provision of, any contract or Lien.

        4.13.    Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 4.13, (ii) applicable requirements of the Securities Act, the Exchange Act or Blue Sky Laws, and (iii) the Certificate of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Parent or any Parent Subsidiary in connection with the execution, delivery and performance by the Parent of this Agreement, each and every agreement contemplated hereby, and the consummation by the Parent and Merger Sub of the Transactions.

        4.14.    Employee Benefit Plans; ERISA.

        (a)     Set forth on Schedule 4.14 is a true and complete list of each Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to by the Parent or any Parent Subsidiary, in which present or former employees of the Parent or any Parent Subsidiary participate, or with respect to which the Parent or any of the Parent Subsidiaries has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

            (b)     Except as disclosed on Schedule 4.14: (A) each of the Parent’s Benefit Plans and each Parent Subsidiary’s Benefit Plans have been maintained and are in compliance with the terms of such Benefit Plans and all Applicable Laws, including, without limitation, the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) each of the Parent’s Benefit Plans and each Parent Subsidiary’s Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code have been determined by the Internal Revenue Service (the “IRS”) to be so qualified and, to the Knowledge of the Parent, and the Parent Subsidiaries, no event or circumstance has occurred since the date of such determination which would jeopardize the qualification of any of the Parent’s Benefit Plans or any Parent Subsidiary’s Benefit Plans; and (C) none of the Parent’s Benefit Plans or Parent Subsidiary’s Benefit Plans is subject to Title IV of ERISA.

        4.15.    Parent Material Contracts. Neither the Parent nor any Parent Subsidiary is in default under any Parent Material Contract, nor to the Knowledge of the Parent and the Parent Subsidiaries, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of the Parent and the Parent Subsidiaries, no other party to any such Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as separately identified on Schedule 4.15, no approval or consent of any person is needed in order that the contracts and other agreements set forth or required to be set forth on Schedule 4.15 or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

        4.16.    Taxes. Except as set forth in Schedule 4.16:

            (a)    Filing of Tax Returns. The Parent and each Parent Subsidiary have timely filed, or have had timely filed on their behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Parent and each Parent Subsidiary have not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Parent, no claim has ever been made by any Taxing authority in a jurisdiction where the Parent or any Parent Subsidiary does not file Tax Returns, or has Tax Returns filed on their behalf, that they are or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

            (b)    Payment of Taxes. All Taxes owed by the Parent and each Parent Subsidiary (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on their respective books and/or records have been established. The Parent and each Parent Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Parent has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Parent and each Parent Subsidiary (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Parent’s and each Parent Subsidiary’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and each Parent Subsidiary in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Parent and each Parent Subsidiary in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

            (c)    Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of the Parent or any Parent Subsidiary either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Parent or any Parent Subsidiary has Knowledge. There is no currently pending audit of any Tax Return of the Parent or any Parent Subsidiary by any Taxing authority, and neither the Parent nor any Parent Subsidiary has ever been notified in writing that any Taxing authority intends to audit any Tax Return of the Parent or any Parent Subsidiary. Neither the Parent nor any Parent Subsidiary has executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

            (d)    Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Parent or any Parent Subsidiary.

            (e)    Tax Elections. The Parent and each Parent Subsidiary (i) have not agreed, or are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) have not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) are not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) have not made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under §280G and §162(m) of the Code; and (v) have not made any of the foregoing elections or are required to apply any of the foregoing rules under any comparable state or local income Tax provision.

            (f)    Prior Affiliated Groups. The Parent and each Parent Subsidiary (A) have never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Parent) and (B) do not have any liability for the Taxes of any person (other than any of the Parent and the Parent Subsidiaries) under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Parent nor any Parent Subsidiary is a successor to any other person by way of merger, reorganization or similar transaction.

            (g)    Tax Sharing Agreements. Neither the Parent nor any Parent Subsidiary is a party to any Tax allocation, indemnity or sharing or similar agreement.

            (h)    Section 355. Neither the Parent nor any Parent Subsidiary has distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

            (i)    Partnerships. Neither the Parent nor any Parent Subsidiary owns an interest in a partnership for Tax purposes.

        4.17.    Environmental Matters. Except as set forth on Schedule 4.17: (i) the Parent and each Parent Subsidiary are in compliance in all material respects with applicable Environmental Laws; (ii) the Parent and each Parent Subsidiary have all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Parent or any Parent Subsidiary which have given rise to or are reasonably likely to give rise to any material liability on the part of the Parent or any Parent Subsidiary under any Environmental Law; (iv) neither the Parent nor any Parent Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Parent or any Parent Subsidiary or the use of any property or facility by the Parent or any Parent Subsidiary, or to the Knowledge of Parent and all Parent Subsidiaries, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body; and (vi) to the Knowledge of the Parent and the Parent Subsidiaries, no asbestos containing materials or polychlorinated biphenyl or underground storage tank is contained in or located at any facility now or previously owned or leased by the Parent or any Parent Subsidiary.

        4.18.    Real Property.

            (a)     Neither the Parent nor any Parent Subsidiary owns, or has owned, any real property or any interest in any real property.

            (b)     Schedule 4.18 sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements to which the Parent or any Parent Subsidiary is a party (collectively, the “Parent Real Property Leases”) under which the Parent or any Parent Subsidiary uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Parent Real Property Leases being hereinafter referred to as the “Parent Leased Real Property”). Each Parent Real Property Lease is valid, binding and in full force and effect, and as of the Closing, all amounts owing pursuant to the Parent Real Property Leases will have been paid in full.

            4.19.    Broker’s Fees. Except as set forth on Schedule 4.19, no broker, finder, agent or similar intermediary has acted on behalf of the Parent or any Parent Subsidiary in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Parent or Parent Subsidiary.

            4.20.    Insurance. The Parent and the Parent Subsidiaries maintain insurance policies against all risks and liabilities to an extent and in a manner customarily insured against by persons operating comparable properties, assets or businesses in the same geographic locations. Neither the Parent nor any of the Parent Subsidiaries has any Knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Parent or any of the Parent Subsidiaries which will not be fully covered by such policies. Neither the Parent nor any of the Parent Subsidiaries has received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future.

            4.21.    Labor Matters. The Parent and each of the Parent Subsidiaries is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of the Parent and the Parent Subsidiaries, no application for certification of a collective bargaining agent is pending. The Parent and each of the Parent Subsidiaries is in compliance with all Applicable Laws applicable to the Parent and each of the Parent Subsidiaries affecting employment practices and terms and conditions of employment.

            4.22.    Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of Parent which have been delivered to the Company are true, correct and complete copies thereof. The corporate minutes of Parent, which have been delivered to the Company, are complete and accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Parent since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings. Parent has delivered to Company all books, records, agreements and other material information of Parent relating to the business of Parent (the “Parent Information”). All documents furnished or caused to be furnished to the Company by Parent are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

            4.23.    Full Disclosure. This Agreement (including the disclosure schedules) and the SEC Reports, do not (i) with respect to Parent or any Parent Subsidiary, contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) with respect to Parent or any Parent Subsidiary, omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1.    Cash Deposit. Upon the execution of this Agreement by each of the parties hereto, the Company shall deposit, in a non-interest bearing account maintained by the Disbursing Agent, $50,000 (the “Cash Deposit”). At the Effective Time, the Disbursing Agent shall pay the entire Cash Deposit directly to Pride, Inc. as reimbursement for certain expenses incurred in connection with the operation of Parent prior to the Effective Time. If this Agreement is terminated by Parent pursuant to Section 7.1(e) hereof, the Disbursing Agent shall pay the entire Cash Deposit directly to Parent in full satisfaction of the Termination Fee set forth in Section 7.3(b) hereof within five (5) Business Days after such termination becomes effective. If this Agreement is terminated for any other reason, the Disbursing Agent shall return the entire Cash Deposit to the Company within five (5) Business Days after such termination becomes effective.

        5.2.    Assumption of Options, Option Plan and Warrants.

            (a)     At the Effective Time, each outstanding Option and Warrant, whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Option or Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Option or Warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Option or Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock of the Parent equal to the number of shares of common stock of the Company that were issuable upon exercise of such Option (assuming full vesting) or Warrant, immediately prior to the Effective Time, multiplied by 1.5344578 and rounded up to the nearest whole share, and (ii) the per share exercise price for the shares of common stock of the Parent issuable upon exercise of such assumed Option or Warrant will be appropriately adjusted to take into account the effects of the Merger. At the Effective Time, (x) all references in the related stock option agreements or warrant agreements to the Company shall be deemed to refer to Parent and (y) Parent shall assume all of the Company’s obligations with respect to the Options and Warrants as so amended. As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Option or Warrant a document evidencing the foregoing assumption by Parent.

            (b)     It is intended that the Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.2 shall be applied consistently with such intent.

            (c)     At the Effective Time, Parent shall also assume the Company’s 2004 Equity Incentive Plan (the “2004 Plan”) in accordance with the terms of the 2004 Plan. At the Effective Time, (x) all references in the 2004 Plan to the Company shall be deemed to refer to Parent and (ii) Parent shall assume all of the Company’s obligations with respect to the 2004 Plan as so amended.

        5.3.    Actions of the Parent Pending Closing. From the date hereof until the Effective Time, unless otherwise agreed to in writing by the Company, each of Parent and Merger Sub agree to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted and shall continue to make timely filings as required by the SEC pursuant to the Securities Act and the Exchange Act and shall not take any action that will affect the listing of common stock of the Parent on the over the counter bulletin board. Without limiting the generality of the foregoing, prior to the Effective Time, neither Parent nor any Parent Subsidiary shall, without the prior written consent of the Company, directly or indirectly, do any of the following:

            (a)     except to the extent required by Applicable Law or as contemplated by this Agreement, amend or otherwise change the Articles of Incorporation Bylaws or other similar organizational document of the Parent or any Parent Subsidiary;

            (b)     issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;

            (c)     purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (including any security convertible or exchangeable into its capital stock);

            (d)     enter into any Material Contract or amend any Parent Material Contract;

            (e)     except as contemplated by this Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

            (f)     incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

            (g)     (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, any of its directors, executive officers or employees, (ii) grant any severance or termination pay to any director, officer or employee, (iii) enter into any severance agreement with any director, officer or employee, (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any employee Benefit Plan or policy, or (v) hire any employee or consultant;

            (h)     take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP;

            (i)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business entity;

            (j)     mortgage or otherwise encumber, subject to any Lien, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate;

            (k)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Parent or Merger Sub;

            (l)     except as set forth in Schedule 5.3 to this Agreement, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Parent or incurred in the ordinary course of business and consistent with past practice;

            (m)     take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (l) above, or any action which would make any of the representations or warranties of the Parent or the Merger Sub contained in this Agreement untrue or incorrect in any material respect or prevent the Parent or the Merger Sub from performing or cause the Parent or the Merger Sub not to perform their respective covenants under this Agreement in any material respect;

            (n)     waive, release, assign, settle or compromise any material rights, claims or litigation (including any confidentiality agreement);

            (o)     enter into a sublease or assignment with respect to any of the Parent’s Leased Real Property;

            (p)     authorize any of, or commit or agree to take any of, the foregoing actions;

            (q)     make or change any Tax election, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, file any amended Tax Return, enter into any closing agreement or request a Tax ruling from a Tax authority, settle any claims for Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or claim for Taxes, or take any action or fail to take any action that would have a material adverse effect on the Tax liability of the Parent or the Merger Sub; or

; provided, however, that nothing in this Section 5.3 shall be construed to preclude National Superstars from effecting the Reincorporation prior to the Closing.

        5.4.    Company Stockholder Approval. As soon as practicable after the date hereof, the Company will take all steps necessary to solicit the written consent of the requisite number of stockholders of the Company approving the Merger and this Agreement in accordance with the provisions of the DGCL (the “Company Consent”). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of the Company’s directors, the Board of Directors of the Company (i) shall recommend to the stockholders of the Company that they approve the Merger, and (ii) shall use its reasonable best efforts to obtain the Company Consent.

        5.5.    Parent and Merger Sub Stockholder Approval; Information Statement.The Principal Parent Shareholder hereby agrees to approve by written consent (i) the Reincorporation and related agreements in accordance with the NGCL, and (ii) the Restated Bylaws. In addition, Parent hereby agrees to approve by written consent the Merger and this Agreement on behalf of Merger Sub as Merger Sub’s sole stockholder in accordance with the DGCL. As soon as practicable, but no later than 30 days after the date of this Agreement, Parent shall file with the SEC an information statement informing the remaining Parent Shareholders of such approval of the Reincorporation and Restated Bylaws in accordance with Schedule 14C under the Exchange Act (the “Information Statement”). Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Information Statement, and the Parent shall notify the Company of the receipt of any comments from the SEC with respect to the Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Company and counsel to the Company promptly copies of all correspondence between the Parent or any representative of the Parent and the SEC. Parent shall give the Company and its counsel the opportunity to review all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Parent, the Company and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Information Statement has been cleared by the SEC, the Parent shall mail the Information Statement to the Parent Shareholders.

        5.6.    Efforts; Consents. Each party hereto agrees to use, and shall cause its respective Subsidiaries to use, reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall use, and shall cause its respective Subsidiaries to use, reasonable best efforts to obtain all authorizations, consents, orders and approvals of Federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement, the Transaction Documents and the Transactions. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

        5.7.    Filing of Tax Returns; Payment of Taxes. The Parent and Merger Sub will prepare in a manner consistent with past practice of Parent and Merger Sub, and timely file all Tax Returns required to be filed by Parent and Merger Sub, the due date of which (without extensions) occurs on or before the Closing Date and Parent and Merger Sub shall pay all Taxes due with respect to any such Tax Returns.

        5.8.    Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by Parent and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company and the Company Subsidiaries, Parent and the Parent Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law. In the event the Merger is not consummated, Parent and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

        5.9.    Notification of Certain Matters. Parent shall give prompt notice to the Company if any of the following occurs after the date of this Agreement: (i) any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Parent Material Contract; (ii) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, other than a consent disclosed pursuant to Section 4.13 above or not required to be disclosed pursuant to the terms thereof; (iii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the NASD, the SEC or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (v) the commencement or threat of any litigation involving or affecting the Parent or any Parent Subsidiary, or any of their respective properties or assets; (vi) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Parent or Merger Sub of any provision of this Agreement, and (vii) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Parent Material Adverse Effect.

        5.10.    Non-Solicitation.

            (a)     Neither the Parent nor Merger Sub, nor any of their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, “Representatives”) shall, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the ability of the Parties hereto consummate the Merger, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Parent or Merger Sub to, or otherwise assist, facilitate or encourage, any person (other than the Company or any affiliate or associate thereof) relating to any Acquisition Proposal.

            (b)     Parent and Merger Sub and each of their Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

        For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Parent and the Parent Subsidiaries, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Parent, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Parent, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Parent, or any of its Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company, and its Subsidiaries taken as a whole, or that results in the shareholders of Parent immediately prior to such transaction owning less than 50% of the outstanding voting securities of Parent immediately after such transaction, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i) — (iii) of the foregoing definition of Acquisition Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

        5.11.    Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions.

        5.12.    Public Disclosure. Prior to the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior consent of the other parties, which consent shall not be unreasonably withheld. If any public statement, announcement or communication is required by Applicable Law to be made by any party to this Agreement, prior to making such statement, announcement or communication, such party will deliver a draft thereof to the other parties and shall give the other parties an opportunity to comment thereon.

        5.13.    Board of Directors. Prior to the Effective Time, the Board of Directors of Parent, in accordance with applicable law, shall take all necessary action (including the resignation of existing directors) to cause the Board of Directors of Parent, as of the Effective Time, to consist of the following individuals: Albert Henry, Steven Straus, Randolph C. Steer, Ph.D., Ed Snape, John Morrissey and Eugene Terry, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

        5.14.    Amended and Restated Stockholder Agreement and Amended and Restated Registration Rights Agreement. At the Closing, the Company shall assign and the Parent shall assume the Company’s obligations under that certain Amended and Restated Stockholders Agreement dated July 30, 2004 by and among the Company and certain stockholders of the Company (the “Amended and Restated Stockholders Agreement”), and that certain Amended and Restated Registration Rights Agreement dated July 30, 2004 by and among the Company and certain stockholders of the Company (the “Amended and Restated Stockholders Agreement”).

        5.15.    Piggy-back Registration Rights. Parent hereby grants the Principal Parent Shareholder piggy-back registration rights with respect to the shares of common stock of Parent held by it as of the Closing Date such that the Parent will include any such shares of common stock in a registration statement filed by the Parent under the Securities Act (other than registration statements on Form S-8 or Form S-4, or equivalent forms), subject to standard and customary underwriter cutbacks. In connection with the transactions contemplated by this Agreement, the Parent will be assuming the Company’s obligations under the Amended and Restated Registration Rights Agreement, which obligates the Parent to file a registration statement registering the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock of Parent. It is currently contemplated that Parent will satisfy such obligation by filing with the SEC a registration statement on Form SB-2 and that the shares held by the Principal Parent Shareholder would be included in such registration.

        5.16.    Reincorporation. National Superstars shall take those actions necessary to effect the Reincorporation, including, without limitation, obtaining a new CUSIP number, notifying NASDAQ of the Reincorporation, notifying the SEC of the Reincorporation and filing any necessary documents with the Secretary of State of the State of Nevada necessary to effect the Reincorporation.

ARTICLE VI

CONDITIONS TO CLOSING

        6.1.    Conditions to Each Party’s Obligations to Consummate the Transactions.The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

            (a)     All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

            (b)     No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

        6.2.    Conditions to Obligations of the Company to Consummate the Transactions. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

            (a)     The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality or a Parent Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

            (b)     Parent and Merger Sub shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by each of them prior to the Effective Time.

            (c)     Parent and Merger Sub shall have executed and delivered to the Company a certificate, dated the date of Closing and signed by an officer of Parent and Merger Sub, evidencing compliance with Sections 6.2(a) and (b) hereof.

            (d)     Certificates evidencing the number of shares to be issued to each Company Stockholder in the names of such Company Stockholders as set forth on Exhibit A hereto shall have been delivered by Parent or Parent’s agent to counsel to the Company in accordance with Section 2.2.

            (e)     Parent’s subsidiary, National Real Estate Superstars, Inc., a California corporation, shall have been formally dissolved and Parent shall have delivered to the Company evidence of such dissolution, including, without limitation, a tax clearance certificate from the California franchise tax board, all to the reasonable satisfaction of counsel to the Company.

            (f)     The Reincorporation shall have been duly approved by the Parent by all necessary action of the Parent’s board of directors and by the holders of at least sixty-six and two-thirds percent (66 2/3%) of Parent’s outstanding capital stock.

            (g)     The Restated Bylaws shall have been duly adopted by the Parent by all necessary action of the Parent’s board of directors and by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Parent’s outstanding capital stock.

            (h)     Holders of at least ninety percent (90%) of the Company’s outstanding capital stock shall have approved by written consent the Merger and this Agreement in accordance with the DGCL.

            (i)     The Company Stockholders shall have received the legal opinion of counsel to the Parent, in agreed upon form addressed to such Stockholders.

            (j)     The Escrow Agreement shall have been duly executed and delivered to the Company by each of the parties thereto.

            (k)     The Registration Rights Agreement shall have been duly amended by the requisite number of parties thereto and properly assigned to Parent.

            (l)     The Registration Rights Agreement shall have been duly amended by the requisite number of parties thereto and properly assigned to Parent.

            (m)     The existing board of directors of Parent shall have delivered resignations effective as of the Closing in a form reasonably acceptable to counsel for the Company.

            (n)     The Reincorporation shall have been completed and effective and any and all notices or other arrangements shall have been made with any regulatory authority or other entity to enable Holdings to continue on as a public reporting company after the Reincorporation.

            (o)     There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Parent Material Adverse Effect.

        6.3.    Conditions to Obligations of Parent and Merger Sub to Consummate the Transactions. The obligation of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by Parent and Merger Sub:

            (a)     The representations and warranties of the Company contained herein that are qualified as to materiality or a Company Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

            (b)     The Company shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time.

            (c)     The Company shall have deposited the amount of the Cash Deposit and Cash Dividend with the Disbursing Agent.

            (d)     The Reincorporation shall have been duly adopted by the holders of a majority of the Parent’s outstanding capital stock.

            (e)     The Restated Bylaws shall have been duly adopted by the holders of a majority of the Parent’s outstanding capital stock.

            (f)     The requisite number of stockholders of the Company shall have approved by written consent the Merger and this Agreement in accordance with the DGCL.

            (g)     The Escrow Agreement shall have been duly executed and delivered to Parent by each of the parties thereto.

            (h)     There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Company Material Adverse Effect.

ARTICLE VII

TERMINATION

        7.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

            (a)     by the mutual written consent of the parties to this Agreement;

            (b)     by either the Company or Parent, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before February 28, 2005; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;

            (c)     by either the Company or Parent, by written notice to the other, if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

            (d)     at the election of the Company, if either Parent or Merger Sub has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice of such breach by the Company to Parent or Merger Sub; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; and

            (e)     at the election of Parent, if the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice to the Company of such breach by Parent or Merger Sub; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to Parent if either Parent or Merger Sub, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

        7.2.    Effect of Termination. In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 7.1, (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of Section 5.8, this Section 7.2 and Section 7.3.

        7.3.    Expenses; Termination Fees.

            (a)     Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

            (b)     The Company agrees to pay Parent a fee equal to $50,000 (the “Termination Fee”) if the Parent terminates this Agreement pursuant to Section 7.1(e). The Termination Fee shall be paid not later than five (5) Business Days after the effective date of such termination as set forth in Section 5.1 hereof.

            (c)     The Parent agrees to pay the Company an amount equal to the Company’s Expenses if: (i) the Company terminates this Agreement pursuant to Section 7.1(d), provided that such termination is the result of a breach by Parent or Merger Sub or any of their respective Representatives of either Section 5.3 or Section 5.10, or (ii) if the Company executes a definitive agreement with respect to an Acquisition Transaction with any Person (other than Company) within six (6) months after the termination of this Agreement

            (d)     All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to whom such payment will be made.

            (e)     The term “Expenses” shall mean all out-of-pocket expenses incurred by the Company and its affiliates in connection with this Agreement, any letter of intent related to this Agreement, and the transactions and due diligence contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.

            (f)     The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would not enter into this Agreement. Accordingly, if either party fails to promptly pay any amounts owing pursuant to this Section 7.3 when due, then the party from whom such payment is due shall in addition thereto pay to the other party all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the party entitled to such payment hereunder at the prime rate of Chase Manhattan as in effect from time to time during such period.

ARTICLE VIII

MISCELLANEOUS

        8.1.    Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

        “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        “Applicable Law” means any Federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Company, Parent or Merger Sub, as the context may require.

        “Benefit Plan” means each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee Benefit Plan, program, agreement or arrangement, including, without limitation, each “employee Benefit Plan” as such term is defined under Section 3(3) of ERISA.

        “Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or obligated to be closed for business.

        “Claim” means any action, suit, claim, complaint, demand, litigation or similar proceeding.

        “Environmental Costs” means, without limitation, any actual or potential investigation, cleanup, remediation, removal, or other response costs (which without limitation shall include costs to cause a Person to come into compliance with Environmental Laws), expenses (including without limitation fees and disbursements of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies, response actions, or litigation), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

        “Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.

        “Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

        “Exchange Act” means the Securities and Exchange Act of 1934. as amended, and the rules and regulations promulgated thereunder.

        “Facilities” means all real property owned, leased, operated or controlled by a Person and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of such Person.

        “Governmental Body” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

        “Government Agency” means (i) the United States Government, including all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations, and (ii) any state or local government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a state or local government and all state or local government corporations.

        “Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials (“ACM”), building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

        “Intellectual Property” means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by such Person:

            (a)     patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

            (b)     trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

            (c)     copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof;

            (d)     trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

            (e)     computer software programs, including, without limitation, all source code, object code, and documentation related thereto; and

            (f)     Internet addresses, domain names, web sites, web pages and similar rights and items.

        “Knowledge,” with respect to any Person, means the actual knowledge of any of the officers of such Person after diligent inquiry.

        “Lien” means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

        “Material Contracts” means all of the following contracts, agreements, understandings or arrangements, whether or not in writing, to which a Person is a party or by or to which any of them or any of their assets or properties are bound or subject, with respect to: (i) any current or former officer, director, stockholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a contracting person; (ii) any labor union or association representing any employee; (iii) the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause calling for an aggregate purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements); (iv) the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties; (v) joint ventures, strategic alliances or partnerships; (vi) an indemnity or sharing of any tax liability of any third party; (vii) the purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) that cannot be canceled by such Person with less than ninety days’ notice without incurring liability, premium or penalty; (viii) the sharing of fees, the rebating of charges or other similar arrangements; (ix) obligations or liabilities of any kind to holders of such Person securities as such; (x) covenants of such Person not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the such Person in any line of business or in any geographical area; (xi) the acquisition by the such Person of any operating business, including the assets or the capital stock of any other person; (xii) options for the purchase of any asset, tangible or intangible, requiring the payment to any person of a commission or fee; (xiii) the payment of fees or other consideration on behalf of any officer or director of such Person or to any other entity in which any of the foregoing has an interest; (xiv) the borrowing of money; (xv) any purchase price or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) whether or not made in the ordinary course of business; (xvi) the purchase or sale of material, supplies, equipment, merchandise, intellectual property, real property, assets (whether tangible or intangible) or services where the purchase or sale price, the estimated purchase or sale price, the maximum order price, the maximum contract price, or the ceiling price (whether in one case or in the aggregate, in the case of a related series of contracts or other agreements) is more than $5,000, and a party to the contract or the known end or ultimate user, seller, or purchaser is any Government Agency; and (xvii) any schedule contracts with the United States General Services Administration or any multiple award schedule contracts, basic agreements, basic ordering agreements, or blanket purchase agreements with any Government Agency.

        “Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

        “Principal Parent Shareholder” means Pride, Inc., a Colorado corporation.

        “Restated Bylaws” means the Amended and Restated Bylaws of Parent, the form of which are attached hereto as Exhibit B.

        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        “Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

        “Tax” or “Taxes” means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (Federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

        “Tax Return” means any returns, declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        “Transaction Documents” means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Certificate of Merger, the Escrow Agreement, the officer’s certificate to be delivered by Parent and Merger Sub pursuant to Section 6.2(c), the officer’s certificate to be delivered by the Company pursuant to Section 6.3(f), and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

        8.2.    No Survival of Representation and Warranties. Except for purposes of Section 2.5(b) of this Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to Article VII.

        8.3.    Waivers and Amendments. Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

        8.4.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

        8.5.    Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

            (a)     if to the Company or Surviving Corporation:

MSO Medical, Inc. 2333 Waukegan Road Suite 150 Bannockburn, IL 60015 Attn: Steven Straus, President Fax: 847-267-0518

with a copy to:

Foley & Lardner LLP 402 W. Broadway 23rd Floor San Diego, CA 92101 Attn: Kenneth D. Polin, Esq. Fax: 619-234-3510

            (b)     if to Parent:

National Superstars, Inc. 444 Park Forest Way Wellington, Florida 33414 Attn: Peter Porath Fax: 561-790-3519

with copies to:

Anne Porath, Esq. 444 Park Forest Way Wellington, Florida 33414 Fax: 561-790-3519

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

        8.6.    Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        8.7.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

        8.8.    Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

        8.9.    Entire Agreement; Enforceability. This Agreement and the Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

        8.10.    Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

MSO Medical, Inc.
By: /s/ Albert Henry
Name: Albert Henry
Title: Chief Executive Officer
National Superstars, Inc.
By: /s/ Peter Porath
Name: Peter Porath
Title: President
MSO Holdings, Inc.
By: /s/ Peter Porath
Name: Peter Porath
Title: President
NSPS Merger Sub, Inc.
By: /s/ Peter Porath
Name: Peter Porath
Title: President
Pride, Inc., for purposes of Section 5.5 and Section 5.15 only
By: /s/ Michael Schumacher
Name: Michael Schumacher
Title: Chief Executive Officer

41